                                                                    EXHIBIT 99.3

STRICTLY CONFIDENTIAL
---------------------

                           [ LOGO DIAMOND AUTO GLASS ]

      DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCES FIRST QUARTER 2003 RESULTS


Kingston, PA - May 15, 2003 - Diamond Triumph Auto Glass, Inc. announced today that net sales for the three months ended March 31, 2003 increased $5.9 million, or 12.4%, to $54.1 million as compared to $48.2 million for the three months ended March 31, 2002. Net income for the three months ended March 31, 2003 increased by $0.5 million, or 250%, to $0.7 million from $0.2 million for the three months ended March 31, 2002. EBITDA for the first three months of 2003 increased by $0.8 million, or 21.3%, to $4.3 million from $3.5 million for the first three months of 2002.


                        DIAMOND TRIUMPH AUTO GLASS, INC.
                                 ($ IN MILLIONS)

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                          ------------------------
                                                            2003            2002
                                                          --------        --------
                                                                 (UNAUDITED)

Net Sales .....................................           $  54.1         $   48.2
Cost of Sales .................................              16.2             13.7
                                                          --------        --------
Gross Profit ..................................              37.9             34.5
Operating Expenses ............................              34.4             31.7
                                                          --------        --------
Income From Operations ........................           $   3.5         $    2.8
                                                          ========        ========


Net Income ....................................           $   0.7         $    0.2
                                                          ========        ========

EBITDA (1) ....................................           $   4.3         $    3.5
                                                          ========        ========

Total Long-Term Debt ..........................           $  93.0         $  100.0
                                                          ========        ========





Norm Harris, Diamond Triumph's Chief Executive Officer, had the following comments regarding the Company. "We are pleased that we were able to capitalize on an upturn in industry demand during the first quarter. We feel our results are a testament to our employees' leadership and performance as well as the Company's sound operating structure. Our challenge as a company will be to sustain the positive business momentum we have experienced during the last three months."

Michael Sumsky, Diamond Triumph's President and Chief Financial Officer added, "Our operating performance during the first quarter of 2003 enabled us to build additional cash reserves as of March 31, 2003. Subsequent to March 31, 2003, the Company repurchased approximately $11 million in aggregate principal amount of senior notes at a financial statement gain. We will continue to explore opportunities to de-lever the Company and enhance our cash flow by reducing our interest expense."

Diamond Triumph Auto Glass, Inc. headquartered in Kingston, PA, is a leading provider of automotive glass replacement and repair services. Diamond Triumph currently operates 278 company owned automotive glass service centers, approximately 1,100 mobile installation vehicles and six distribution centers in 46 states. For more information about Diamond Triumph, visit the website at WWW.DIAMONDTRIUMPH.COM.

     (1) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, which for Diamond Triumph is income from operations plus depreciation and amortization and interest income. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, or GAAP, and should not be considered in isolation or as an alternative to income from operations, net income, cash flows from operating activities or any other measure of performance or liquidity derived in accordance with GAAP. EBITDA is presented because Diamond Triumph believes it is an indicative measure of its operating performance and its ability to meet its debt service requirements and is used by investors and analysts to evaluate companies in its industry as a supplement to GAAP measures.

          Not all companies calculate EBITDA using the same methods; therefore, the EBITDA figures set forth herein may not be comparable to EBITDA reported by other companies. A substantial portion of Diamond Triumph's EBITDA must be dedicated to the payment of interest on its outstanding indebtedness and to service other commitments, thereby reducing the funds available to Diamond Triumph for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management's discretionary use.


                                                  Three Months Ended March 31,
                                                  ----------------------------
                                                     2003              2002
                                                  ----------------------------
                                                     (dollars in millions)
Income from operations ........................   $     3.5         $     2.8
Depreciation and amortization .................         0.8               0.6
Interest Income ...............................         0.0               0.1
                                                  ----------------------------
     EBITDA ...................................   $     4.3         $     3.5
                                                  ============================


Contacts:    Michael A. Sumsky, President / Chief Financial Officer
             (570) 287-9915 Ext. 3511